EXHIBIT 23.1


                        Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333- ) pertaining to the Employee Stock Purchase Plan, the 2000 Equity Incentive Plan, and the Non-Employee Directors' Option Plan of Garmin Ltd. of our reports dated February 26, 2000 (except for Note 1, as to which the date is September 22, 2000, and Note 13, as to which the date is November 6, 2000), with respect to the consolidated financial statements and schedule of Garmin Ltd., included in the Registration Statement (Form S-1 No. 333-45514), filed with the Securities and Exchange Commission.


                                                /s/ Ernst & Young LLP

                                                Ernst & Young LLP

Kansas City, Missouri
December 4, 2000